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                                                                    EXHIBIT 99.1

Media Contact:  C. Ed Hall                              Monterey Resources, Inc.
6201 Truxtun Avenue                                                  (NYSE: MRC)
Bakersfield California 93309
(805) 322-3992

                 MONTEREY RESOURCES TO ACQUIRE MCFARLAND ENERGY

Bakersfield, California
June 17, 1997

         Monterey Resources (NYSE:MRC) and McFarland Energy (Nasdaq:MCFE) today jointly announced that they have entered into a definitive merger agreement providing for McFarland to be acquired by Monterey.

         Upon the terms of the merger agreement which was unanimously approved by the Monterey and McFarland Boards of Directors at meetings held yesterday, Monterey, through a subsidiary, will promptly commence a tender offer to purchase all outstanding shares of McFarland common stock at a cash price of $18.55 per share.

         R. Graham Whaling, Chairman and CEO of Monterey Resources said,
"The merger of McFarland Energy into Monterey Resources joins the assets of two strong, California companies. McFarland was the ideal acquisition candidate for us in that its principal producing properties are contiguous to our activities at the Midway Sunset Field in Central California, and its heavy oil production base there should respond very positively to our advanced thermal recovery technology and cost reduction efforts which we will initiate immediately. As a result, we expect to significantly increase production and reserves from those leases over the next few months while recognizing substantial cost savings. Additionally, and very importantly for the shareholders of Monterey Resources, while this transaction is extremely attractive operationally, it is also expected to be accretive to both earnings and cash flow."

         J.C. McFarland, Chairman and CEO of McFarland, said, "This transaction recognizes the accomplishments of our development program in the last several years and achieves a substantial market premium for our shareholders. We are extremely proud of our successful 25 years as a California independent producer, and are pleased to now become part of Monterey Resources."

         McFarland has current daily production of approximately 3,700 barrels of oil and five million cubic feet of gas with about 2,700 barrels of oil per day coming from its Star and McDonald leases at Midway Sunset. Total proved reserves for McFarland are currently estimated by Monterey Resources at approximately 20 million oil equivalent barrels. Monterey Resources has current production of approximately 50,000 barrels of oil per day, with some 39,000 barrels per day coming from its Midwest Sunset operations. MRC had proved reserves of approximately 218 million oil equivalent barrels at year end 1996.

         Monterey and McFarland expect that the necessary filings with the Securities and Exchange Commission in connection with the tender offer will be made early next week, and that the tender offer documents will be mailed to McFarland's stockholders promptly thereafter. The tender offer will be conditioned upon, among other things, the tender of McFarland shares which represent at
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least a majority of the outstanding shares on a fully-diluted basis.  In the merger to occur following consummation of the tender offer, each share of McFarland common stock which is outstanding and not purchased pursuant to the tender offer will be converted into the right to receive $18.55 in cash.

         Monterey Resources is an independent oil and gas company engaged in the production, development and acquisition of oil and natural gas in the State of California. The Company conducted its operations as the Western Division of Santa Fe Energy Resources (NYSE:SFR) until the November 1996 IPO of its common stock. SFR currently owns approximately 83 percent of the outstanding shares of MRC and has indicated its intention to spin off those shares in a tax-free distribution to SFR shareholders in July 1997 subject to the approval of SFR shareholders and the SFR Board of Directors. The common stock of Monterey Resources is traded on the New York Stock Exchange under the symbol MRC.

         McFarland Energy, Inc., is engage in the production in the production and sale of crude oil and natural gas, oil and gas exploration and development, all within the continental United States. McFarland is a Delaware corporation with headquarters office in California, and oil and gas properties located primarily in California, Texas and Louisiana. The common stock of McFarland is traded on the NASDAQ National Market System under the symbol MCFE.

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